Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185156
PROSPECTUS

3,923,489 Shares

Common Stock

This prospectus relates to up to 3,923,489 shares of our common stock, par value $0.001 per share, or the Shares, which may be offered for sale from time to time by the selling stockholders named in this prospectus, or the Selling Stockholders. The Shares may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale, or negotiated prices. The Shares offered by this prospectus and any prospectus supplement may be offered by the Selling Stockholders directly to investors or to or through underwriters, dealers, or other agents.

The Shares covered by this prospectus were issued on October 2, 2012 in a private placement pursuant to a Securities Purchase Agreement dated September 26, 2012, or the Purchase Agreement, between us and the Selling Stockholders.  As part of the Purchase Agreement, we agreed to file a registration statement, which was filed on November 27, 2012.

We will not receive any of the proceeds from the sale of the Shares sold by the Selling Stockholders. The registration of the Shares covered by this prospectus does not necessarily mean that any of the Shares will be offered or sold by the Selling Stockholders. The timing and amount of any sale is within the respective Selling Stockholders’ sole discretion, subject to certain restrictions. See “Plan of Distribution” beginning on page 7 of this prospectus. Securities laws and Securities and Exchange Commission, or the SEC, regulations may require the Selling Stockholders to deliver this prospectus to purchasers when they resell the Shares.

Our common stock is traded on the NYSE MKT under the symbol “TXMD.”  On December 12, 2013, the last reported sale price of our common stock on the NYSE MKT was $4.54 per share.

See “Risk Factors” on page 4 for a discussion of certain risk factors that should be considered by prospective purchasers of the Shares offered under this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell the Shares, as described in this prospectus, in one or more offerings. To the extent we file any prospectus supplements, such prospectus supplements may add, update, or change information contained in this prospectus to the extent permitted by the Securities Act of 1933, as amended, or the Securities Act. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We and the Selling Stockholders have not authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus and the information in the incorporated documents is only accurate as of their respective dates, regardless of the time of delivery of this prospectus or of any sale of the common stock.

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PROSPECTUS SUMMARY

The following summary does not contain all of the information that may be important to purchasers of our securities.  Prospective purchasers of securities should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus. Unless otherwise indicated, the terms “TherapeuticsMD,” ”we,” “us,” “our,” and “our company” refer to TherapeuticsMD, Inc.

Our Business

We are a women’s healthcare product company focused on creating and commercializing products targeted exclusively for women.  We currently manufacture and distribute branded and generic prescription prenatal vitamins as well as over-the-counter vitamins and cosmetics.  We are currently focused on conducting the clinical trials necessary for regulatory approval and commercialization of advanced hormone therapy pharmaceutical products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies, including hot flashes, osteoporosis, and vaginal dryness.  We are developing these proposed hormone therapy products, which contain estradiol and progesterone alone or in combination, with the aim of providing equivalent efficacy at lower doses, thereby enabling an enhanced side effect profile compared with competing products.

The hormone therapy market includes two major components: an FDA-approved drug market and a non-FDA approved drug market supplied by compounding pharmacies.  We believe the FDA-approved products are easily measured and monitored, while non-FDA approved hormone therapy drug products, typically referred to as bioidenticals when produced by compounding pharmacies, are sold by compounding pharmacies and not monitored or easily measured.  We estimate the non-FDA approved compounded bioidentical hormone therapy combination sales of estradiol and progesterone products sold by compounding pharmacies are approximately $1.5 billion per year.  Our phase 3 trials are intended to establish an indication of the safety and efficacy of our proposed bioidentical products at specific dosage levels.  We intend our proposed hormone therapy products, if approved, to provide an alternative to the non-FDA approved compounded bioidentical market based on our belief that our proposed products will offer advantages in terms of proven safety, efficacy, and stability, lower patient cost as a result of insurance coverage, and improved access as a result of availability from major retail pharmacy chains rather than custom order or formulation by individual compounders.

As we continue the clinical development of our proposed hormone therapy products, we continue to market our prescription and over-the-counter dietary supplement and cosmetic product lines, consisting of prenatal vitamins, iron supplements, vitamin D supplements, natural menopause relief products, and cosmetic stretch mark creams under our VitaMed brand name and duplicate formulations of our prescription prenatal vitamins products, also referred to as “generic” formulations,  under our BocaGreenMD brand name.  All of our prenatal vitamins are gluten-, sugar-, and lactose-free.  We believe our product attributes result in greater consumer acceptance and satisfaction than competitive products while offering the highest quality and patented ingredients.

Our sales model focuses on the “4Ps”:  patient, provider, pharmacist, and payor.  We market and sell our current dietary supplement and cosmetic products primarily through a direct national sales force of approximately 30 full-time professionals that calls on healthcare providers in the obstetrics and gynecologic market space as well as through our website directly to consumers.  In addition, our products allow healthcare providers to offer an alternative to patients to meet their individual nutritional and financial requirements related to co-payment and cost-of-care considerations and help patients realize cost savings over competing products.  We also believe that our combination of branded, generic, and over-the-counter lines offers physicians, women, and payors cost-effective alternatives for top-quality care.  We supply our prescription dietary supplement products to consumers through retail pharmacies.  We market our over-the-counter products either directly to consumers via our website and phone sales followed by home shipment or through physicians who then re-sell them to their patients.  Our fully staffed customer care center uses current customer relationship management software to respond to healthcare providers, pharmacies, and consumers via incoming and outgoing telephone calls, e-mails, and live-chat.  We also facilitate repeat customer orders for our non-prescription products through our website’s auto-ship feature.

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Our Growth Strategy

Our goal is to become the women’s healthcare company recommended by healthcare providers to all patients by becoming the new standard in women’s health with a complete line of products all under one quality brand. Key elements of our strategy to achieve this goal are as follows:

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focusing exclusively on women’s health issues to enable us to build long-term relationships with women as they move through their life cycles of birth control, pregnancy, child birth, and pre- and post- menopause;

•
focusing on our development, clinical trials, and commercialization of hormone therapy products designed to (1) alleviate the symptoms of and reduce the health effects resulting from menopause-related hormone deficiencies, including hot flashes, osteoporosis, and vaginal dryness, and (2) provide equivalent efficiency at lower doses, enabling an enhanced side effect profile compared with competing products;

•	providing an alternative to the non-FDA approved compound bioidentical market for estradiol and progesterone products sold by compounding pharmacies;

•	maintaining a marketing emphasis on large group OB/GYN practices that provide opportunities to reach large patient bases and that are receptive to the data and savings we provide;

•	pursuing multiple distribution channels, including physicians and pharmacies through our direct sales force and our website;

•	expanding our geographic market and sales team to cover the entire country by increasing our current inside sales force; and

•
introducing new products to build upon the introduction of our first three prescription prenatal vitamin products in the first and second quarters of 2012 and our generic line of prenatal vitamins in the fourth quarter of 2012, as well as our hormone therapy products consisting of a bioidentical oral and topical combination drug of estradiol and progesterone, an oral progesterone drug, and a suppository vulvar and vaginal atrophy estradiol drug.

The Offering

Common stock offered by the Selling Stockholders	3,923,489 shares

Use of proceeds	We will not receive any of the proceeds from the sale of Shares to be offered by the Selling Stockholders.

NYSE MKT Symbol	TXMD

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Recent Developments

Public Offering

On September 25, 2013, we entered into an underwriting agreement, or the Underwriting Agreement, with Stifel, Nicolaus and Company, Incorporated, as representative of the underwriters named therein, or the Underwriters, relating to the issuance and sale of 13,750,000 shares of our common stock. The price to the public in this offering was $2.40 per share and the Underwriters agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $2.232 per share. The net proceeds to us from this offering was approximately $30.4 million, after deducting underwriting discounts and commissions and other offering expenses payable by us. The offering was made pursuant to the registration statement on Form S-3 filed with the Commission on January 25, 2013, and deemed effective by the SEC on February 5, 2013, including prospectus supplements filed thereunder.

Appointment of Chief Medical Officer

On October 22, 2013, we appointed Sebastian Mirkin, M.D., a prominent women’s health product development executive with extensive experience in the pharmaceutical industry and clinical research, as Chief Medical Officer, effective November 25, 2013. Dr. Brian Bernick, our current Chief Medical Officer, will then serve as Chief Clinical Officer.

Our Offices

We are a Nevada corporation.  We began our current business in May 2008.  We maintain our principal executive offices at 6800 Broken Sound Parkway NW, Third Floor, Boca Raton, Florida 33487.  Our telephone number is (561) 961-1900.  We maintain websites at www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com, and bocagreenmd.com.  The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk.  Please see the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.  The risks and uncertainties we have described are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties.  These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs, our assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus, and we undertake no obligation to update these forward-looking statements in the future. In many cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar expressions.

The forward-looking statements contained in this prospectus reflect our views as of the date of this prospectus about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, without limitation, those factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus. Some of the key factors that could cause actual results to differ from our expectations include the following:

●          our operating losses incurred since inception and anticipated for the foreseeable future;

●          our ability to continue as a going concern;

●          our ability to maintain or increase sales of our products;

●           the ability of our products to produce the intended effects;

●           our ability to develop and commercialize our proposed advanced hormone therapies;

●           our estimates regarding our capital requirements;

●           our lack of experience in bringing a drug to regulatory approval;

●           the uncertainty of results from our clinical trials;

●           delays, suspensions, or discontinuation of our clinical trials;

●           our reliance on third-parties to conduct our clinical trials and research and development;

●           the effects of laws, regulations, and enforcement;

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●           our dependence on third-party manufacturers;

●           our ability to gain and retain market acceptance for our products;

●           our expectations with respect to the potential commercial value of our proposed products;

●           the competitive nature of the industries in which we conduct our business;

●           the availability of reimbursement from government authorities and health insurance companies for our products;

●           the impact of product liability lawsuits;

●           unfavorable publicity or lack of customer acceptance;

●           our ability to use hazardous or biological materials in compliance with applicable law;

●           our reliance on our executive officers and key personnel;

●           our ability to expand our direct sales force;

●           our dependence on certain customers and distribution channels;

●           our ability to maintain optimal inventory levels;

●           our response to changing consumer preferences and demand;

●           product recalls, withdrawals, or safety alerts;

●           our inability to manage our growth;

●           the conduct of our employees;

●          our ability to protect our intellectual property and not infringe on the intellectual property of others;  and

●          our ability to establish and maintain proper internal controls and comply with the financial reporting obligations of the SEC and Sarbanes-Oxley.

Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements.  All of the forward-looking statements we have included in this prospectus are based on information available to us on the date of this prospectus.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of the Shares by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from this offering, if any.

SELLING STOCKHOLDERS

Pursuant to the Stock Purchase Agreement, we issued 3,953,489 shares of our common stock to the Selling Stockholders in a private placement exempt from registration by Section 4(a)(1) of the Securities Act. In October 2013, Ralph Daniel Freudenthal sold 30,000 shares of our common stock acquired in connection with the Stock Purchase Agreement pursuant to an exemption from registration available under Rule 144 promulgated under the Securities Act. This prospectus relates to the resale, from time to time, of up to 3,923,489 shares of our common stock acquired, or to be acquired, by the Selling Stockholders.

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The table below sets forth information regarding beneficial ownership of our common stock by the Selling Stockholders. Such information was obtained from the Selling Stockholders and reflects the beneficial ownership information disclosed by the Selling Stockholders in connection with the Stock Purchase Agreement. Unless otherwise indicated by the footnotes below, updated information regarding beneficial ownership is not publicly available for the Selling Stockholders. When we refer to the Selling Stockholders in this prospectus, we mean the persons listed in the table below and any successors, including transferees thereof. The Selling Stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus.

We do not know when or in what amounts the Selling Stockholders may offer the Shares for sale, if at all. It is possible that the Selling Stockholders will not sell any or all of the shares of common stock offered under this prospectus. Because the Selling Stockholders may offer all or some of the Shares pursuant to this prospectus, we cannot estimate the number of Shares that will be held by the Selling Stockholders after the completion of this offering.

The information does not necessarily indicate beneficial ownership for any other purpose. None of the Selling Stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

	Shares Beneficially			Shares Beneficially
	Owned Prior to Offering		Shares Being	Owned After
	(2)		Registered for	Offering (2)(3)
Name of Selling Stockholder (1)	Number	Percent	Sale (3)	Number	Percent
Steven G. Johnson (4)	5,998,246	4.06%	1,141,658	4,856,588	3.29%
Robert J. Smith (5)	12,945,968	8.69%	1,141,658	11,804,310	7.93%
Wellington Management Portfolio (Australia)-Special Strategies Portfolio (nominee: Gerlach and Co.) (6)	133,794	*	26,902	106,892	*
Vanguard Capital Value Fund (nominee: Vanguard Cap Value Fund c/o BBH & Co.) (6)	1,489,571	1.03%	1,489,571	—	*
Wellington Trust Company, N.A., Multiple Collective Investment Funds Trust II, Global Equities Portfolio (nominee: CASCOFLAG & CO.) (6)	113,016	*	64,751	48,265	*
Wellington Trust Company, N.A., Multiple Collective Investment Funds Trust, All Cap Opportunities Portfolio (nominee: CASCOFISH & CO.) (6)	82,287	*	15,421	66,866	*
Global Multi-Strategy Fund (nominee: Hare & Co.) (6)	59,729	*	15,388	44,341	*
Ralph Daniel Freudenthal	62,540	*	28,140	4,400	*

*	Less than 1% of the outstanding shares of common stock

(1)
Except as otherwise indicated, we believe, based on the information furnished to us, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

(2)
The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership prior to the offering are calculated based on 144,968,007 shares of common stock outstanding on November 25, 2013. In calculating the percentage of ownership, all shares of common stock that the identified person has the right to acquire within 60 days of November 25, 2013 are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by that person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

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(3)
We have no assurance that the Selling Stockholders will sell any of the Shares being registered for sale.  For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the Shares covered by this prospectus upon completion of the offering.

(4)
This amount includes (i) 3,398,246 shares beneficially owned through SJ Capital, LLC, an entity solely owned by Johnson, of which 1,141,658 shares are being registered hereunder and (ii) 2,600,000 shares due to Johnson upon the exercise of vested warrants.  The percentage of class of Johnson is based on 147,568,007 shares which would be outstanding if all of Johnson’s shares under the vested warrants were exercised.  Johnson exercises voting and dispositive power over all such shares.  The information is as reported on Schedule 13D/A as filed on November 27, 2013.

(5)
This amount includes (i) 31,600 shares owned directly by Smith, (ii) 5,550,410 shares beneficially owned through Plato and Associates, LLC, or Plato, an entity solely owned by Smith, (iii) 1,432,228 shares beneficially owned through Energy Capital, LLC, an entity solely owned by Smith, of which 1,141,658 shares are being registered hereunder, (iv) 1,981,730 shares beneficially owned through Jo Cee, LLC, an entity solely owned by Smith, and (v) 3,950,000 shares due to Plato upon the exercise of vested warrants. The percentage of class for Smith is based on 148,918,007 shares which would be outstanding if all of Smith’s shares under the vested warrants were exercised.  Smith exercises voting and dispositive power over all such shares.  The information as reported on Schedule 13D as filed on November 27, 2013.

(6)
Wellington Management Company, LLP, or Wellington, is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over these shares held by its client account.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any of the Shares covered by this prospectus in any legal manner selected by the Selling Stockholders, including directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of fees or commissions from the Selling Stockholders or the purchasers.

The Selling Stockholders may use any one or more of the following methods when disposing of the Shares:

●	on the NYSE MKT (or such other national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale);

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker solicits purchases;

●	block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

●	an exchange distribution or secondary distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

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●	broker-dealers may agree with the Selling Stockholders to sell a specified number of the Shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the Shares under Rule 144 promulgated under the Securities Act, or Rule 144, if available, rather than under this prospectus.

If the Selling Stockholders effect such transactions by selling the Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Stockholders or commissions from purchasers of the Shares for whom they may act as agents or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the type of transactions involved). In connection with sales of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell the Shares short and deliver the Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan the Shares to broker-dealers that in turn may sell such shares.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of the Selling Stockholders to include the pledgee, transferee, or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer or donate the Shares in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purpose of this prospectus.

The Selling Stockholders and any other broker-dealers or agents participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such distributions. In such event, any commissions received by, or any discounts or concessions allowed to, such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of the Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the Selling Stockholders and any discounts, commissions, or concessions allowed or reallowed to be paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including Regulation M of the Exchange Act, which may limit the timing of the purchases and sales of any of the Shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

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In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all expenses of the registration of the Shares, including the SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus. We may be indemnified by the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, which may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus.

Pursuant to the registration rights provisions in the Stock Purchase Agreement, we have agreed to keep the registration statement of which this prospectus is a part effective and free of any material misstatements or omissions until the earlier of the following: (1) the date on which the Selling Stockholders cease to hold any of the Shares registered hereunder, or (2) the date on which all of the Shares held by the Selling Stockholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions that may be applicable to affiliates under Rule 144.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

Indemnification for Securities Act Liabilities

Insofar as indemnification by our company for liabilities arising under the Securities Act may be permitted to officers, directors, or controlling persons of our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2012 and December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 and December 31, 2011 incorporated by reference in this prospectus and in the registration statement have been so included in reliance on the reports of Rosenberg Rich Baker Berman & Company, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements as of and for the year ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 incorporated by reference in this prospectus and in the registration statement have been so included in reliance on the report of Parks & Company, LLC, an independent registered public accounting firm, incorporated herein by reference herein, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information that we incorporate by reference is considered to be part of this prospectus.  Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.

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We incorporate by reference into this prospectus the following documents file by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

●	Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

●	Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

●	Current Report on Form 8-K filed with the SEC on January 25, 2013.

●	Current Report on Form 8-K filed with the SEC on February 6, 2013.

●	Current Report on Form 8-K filed with the SEC on March 15, 2013.

●	Current Report on Form 8-K filed with the SEC on April 23, 2013.

●	Current Report on Form 8-K filed with the SEC on May 16, 2013.

●	Current Report on Form 8-K filed with the SEC on August 22, 2013.

●	Current Report on Form 8-K filed with the SEC on September 24, 2013.

●	Current Reports on Form 8-K filed with the SEC on September 25, 2013 (two reports filed).

●
The description of our common stock included under the heading “Description of Common Stock” in the prospectus forming a part of the Registration Statement on Form S-3 (File No. 333-186189), as filed on January 25, 2013, including exhibits, which description has been incorporated by reference in Item 1 of the Registration Statement on Form 8-A (File No. 001-00100), as filed on April 22, 2013, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by contacting us as follows:

TherapeuticsMD, Inc.
Attention:  Corporate Secretary
6800 Broken Sound Parkway NW, Third Floor
Boca Raton, Florida 33487
(561) 961-1900

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies, or is contrary to that previous statement.  Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.  Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act.  This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules.  For further information with respect to our company and the Shares offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this prospectus. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

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3,923,489 Shares

Common Stock

PROSPECTUS

December 12, 2013